N-SAR-Exhibit 77Q1

AMENDED AND RESTATED DECLARATION OF TRUST
OF
OPPENHEIMER ABSOLUTE RETURN FUND

(a Massachusetts Business Trust)

Including change of name to

OPPENHEIMER GLOBAL MULTI STRATEGIES FUND

Dated as of December 5, 2011